UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2017

Pandora Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35198	94-3352630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Webster Street, Suite 1650
Oakland, CA 94612
(Address of principal executive offices, including zip code)

(510) 451-4100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02                 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2017, Pandora Media, Inc. (the "Company" or "Pandora") appointed Karen Walker as Chief Accounting Officer and as principal accounting officer within the meaning of the rules of the Securities and Exchange Commission, effective immediately. Prior to joining Pandora, Ms. Walker, age 45, previously served as the Corporate Controller at Uber Technologies Inc., a multinational technology company operating a lead generation platform for on-demand services and logistics, from December 2013 to December 2016. From February 2012 to July 2013, Ms. Walker served as the Vice President, Controller at Virgin America, a domestic airline. She holds a degree in Accounting, Bachelor of Business Administration from Southern Methodist University and is a Certified Public Accountant (inactive) in California.

There are no family relationships existing between Ms. Walker and any director or executive officer of the Company. There have been no transactions, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Ms. Walker or any member of her immediate family had or will have any interest, that are required to be disclosed by Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Ms. Walker and any other persons pursuant to which Ms. Walker was appointed to such position.

Pursuant to the terms of Ms. Walker's at-will offer letter with the Company, she will receive an annual base salary of $325,000. Ms. Walker will be eligible for a target bonus equal to 40% of her annual base salary under the Company’s Corporate Incentive Plan for 2017, pro-rated based on her employment commencement date. Her offer letter also provides for the grant of 103,682 restricted stock units with a three-year service-based vesting period. Ms. Walker will be eligible to receive severance benefits if her employment is terminated by the Company or its successor within 12 months following a Change of Control (as defined in the Company’s 2011 Equity Incentive Plan), or if Ms. Walker resigns from employment within 12 months following a Change of Control and after the occurrence of one of the following events without her consent and without cure by the Company: (a) a material reduction of base salary or target annual incentive bonus; (b) any requirement by the Company that Ms. Walker engage in any illegal or unethical conduct; (c) any material breach by the Company of any material agreement between Ms. Walker and the Company; (d) a relocation of Ms. Walker's principal place of employment by more than 50 miles; or (e) a material reduction in Ms. Walker's duties and responsibilities. If Ms. Walker experiences a qualifying termination of employment following a Change of Control, and upon execution of a general waiver and release by Ms. Walker, Ms. Walker's severance benefits will consist of (i) a payment equal to nine months of Ms. Walker’s monthly base salary, (ii) payments from the Company for up to nine months for continued health benefits, (iii) a payment equal to nine months of Ms. Walker’s annual target bonus opportunity for the year in which such termination occurs, and (iv) the accelerated vesting of 100% of Ms. Walker’s outstanding equity awards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PANDORA MEDIA, INC.

Dated: June 29, 2017	By:	/s/ Stephen Bené
Stephen Bené General Counsel and Corporate Secretary